Morgan, Lewis & Bockius LLP
2020 K Street, NW
Washington, DC 20006
Tel. +1.202.373.6000
Fax: +1.202.373.6001
www.morganlewis.com

February 23, 2015

Nuveen Enhanced Municipal Value Fund

333 West Wacker Drive

Chicago, Illinois 60606

Re:	Opinion of Counsel Regarding Post-Effective Amendment No. 1 to the Registration Statement Filed on Form N-2 under the Securities Act of 1933 (File Nos. 333- 193749 and 811-22323)

Ladies and Gentlemen:

We have acted as counsel to Nuveen Enhanced Municipal Value Fund (the “Fund”), a Massachusetts voluntary association (commonly known as a “business trust”), in connection with Post-Effective Amendment No. 1 to the Fund’s Registration Statement on Form N-2 to be filed with the Securities and Exchange Commission (the “Commission”) on or about February 23, 2015 (the “Registration Statement”), with respect to the registration of 5.2 million Common Shares (the “Shares) of the Fund. You have requested that we deliver this opinion to you in connection with the Fund’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)	A certificate of the Secretary of State of the Commonwealth of Massachusetts dated as of a recent date, as to the existence of the Fund;

(b)	copies of the Fund’s Declaration of Trust and of all amendments thereto on file within the office of the Secretary of State of the Commonwealth of Massachusetts (the “Declaration”), as certified by the Secretary of State of the Commonwealth;

(c)	a certificate executed by Kevin J. McCarthy, Vice President and Secretary of the Fund, certifying as to, and attaching copies of, the Declaration and the Fund’s By-Laws (the “By-Laws”), and certain resolutions adopted by the Board of Trustees of the Fund authorizing the issuance of the Shares (the “Resolutions”); and

(d)	A printer’s proof of the Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Commission will be in substantially the form of the printer’s proof referred to in paragraph (d) above. We have also assumed that the Declaration, By-laws and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of the issuance of such Shares.

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Nuveen Enhanced Municipal Value Fund
February 23, 2015

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

As to any opinion below relating to the formation or existence of the Trust under the laws of the Commonwealth of Massachusetts, our opinion relies entirely upon and is limited by the certificate of public officials referred to in (a) above.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law which any tribunal may apply to such transaction. In addition, to the extent that the Declaration or the By-laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended (the “1940 Act”), or any other law or regulation applicable to the Fund, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Fund with the 1940 Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

1.	The Fund has been formed and is existing under the Fund’s Declaration and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust.”

2.	The Shares, when issued and sold in accordance with the Fund’s Declaration and By-laws and for the consideration described in the Registration Statement, will be validly issued, fully paid, and nonassessable under the laws of the Commonwealth of Massachusetts except that, as set forth in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

Morgan, Lewis & Bockius LLP

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